As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMV Inc.

(Exact name of registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 Eileen Stubbs Avenue, Suite 19 Dartmouth, Nova Scotia Canada	B3B 2C4
(Address of Principal Executive Offices)	(Zip Code)

IMV Inc.

Amended Deferred Share Unit Plan

(Full title of the plan)

C T Corporation System

28 Liberty Street

New York, NY 10005

(Name and address of agent for service)

(212) 894-8800

(Telephone number, including area code, of agent for service)

Copies to:

Pierre Labbé IMV Inc. 130 Eileen Stubbs Avenue, Suite 19 Dartmouth, Nova Scotia B3H 0A8 Canada (902) 492-1819	Thomas M. Rose Troutman Sanders LLP 401 9th Street, NW Suite 1000 Washington, DC 20004 (757) 687-7715

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (3)		Amount of Registration Fee
Common Shares (no par value)	500,000 shares	US$	3.07	US$	1,535,000	US$	200

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, no par value per share (“Common Shares”), of IMV Inc. (the “Registrant”) reserved for future issuance upon vesting from time to time of deferred share units granted pursuant to the IMV Inc. Amended Deferred Share Unit Plan (Effective December 21, 2016, as amended June 29, 2020) (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

(3)	Calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices for the Registrant’s common shares reported on the Toronto Stock Exchange on June 29, 2020, which was Cdn$4.20 per share, or US$3.07 per share (converted into US dollars based on the average exchange rate on June 29, 2020, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals US$0.7309).

INCORPORATION by reference of contents

of registration statement on form s-8

This Registration Statement is being filed by the Registrant for the purpose of registering an additional 500,000 Common Shares issuable pursuant to the Plan. These additional common shares are securities of the same class as other securities for which a Registration Statement on Form S-8 of the Registrant relating to the same employee benefit plan is effective. The Registrant previously registered common shares for issuance under the Plan under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2018 (File No. 333-225363). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above.

PART II.          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

4.1	IMV Inc. Amended Deferred Share Unit Plan (Effective December 21, 2016, as amended June 29, 2020)

5.1	Opinion of McCarthy Tétrault LLP

23.1	Consent of McCarthy Tétrault LLP (included in the Opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on the signature pages to this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dartmouth, Province of Nova Scotia, Canada, on June 30, 2020.

IMV INC.
(Registrant)

By:	/s/ Pierre Labbé
Pierre Labbé
Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederic Ors and Pierre Labbé, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 30, 2020.

Signature	Title

/s/ Frederic Ors	Chief Executive Officer and Director
Frederic Ors	(Principal Executive Officer)

/s/ Pierre Labbé	Chief Financial Officer
Pierre Labbé	(Principal Financial and Accounting Officer)

/s/ Andrew Sheldon	Chairman of the Board of Directors
Andrew Sheldon

/s/ Julia P. Gregory	Director
Julia P. Gregory

/s/ James Hall	Director
James Hall

/s/ Wayne Pisano	Director
Wayne Pisano

/s/ Shermaine Tilley	Director
Shermaine Tilley

/s/ Markus Warmuth	Director
Markus Warmuth

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of IMV Inc. in the United States, on the 30th day of June, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director